Exhibit 3.1

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

MEILI AUTO HOLDINGS LIMITED

(Adopted by Special Resolution on May 20, 2018)

1.	The name of the Company is Meili Auto Holdings Limited.

2.

The Registered Office of the Company shall be at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2018 Revision), as amended, or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.

The authorized capital of the Company shall be US$50,000, divided into (i) 283,087,364 ordinary shares, a par value of US$0.0001 per share (the “Ordinary Share”), (ii) 104,211,676 Series A-1 redeemable convertible preferred shares, par value of US$0.0001 per share (the “Series A-1 Preferred Shares”), (iii) 20,275,157 Series A-2 redeemable convertible preferred shares, per value of US$0.0001 per share (the “Series A-2 Preferred Shares”), (iv) 78,340,237 Series B-1 redeemable convertible preferred shares, par value of US$0.0001 per share (the “Series B-1 Preferred Shares”) and (v) 14,085,566 Series B-2 redeemable convertible preferred shares, par value of US$0.0001 per share (the “Series B-2 Preferred Shares”) each with power for the Company insofar as is permitted by applicable law and the Articles of Association, to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2018 Revision) and, subject to the provisions of the Companies Law (2018 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

1

7.

Capitalized terms used herein but not otherwise defined shall have the same meaning as defined in the Fourth Amended and Restated Articles of Association of the Company adopted by a Special Resolution on the even date herewith.

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2

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

MEILI AUTO HOLDINGS LIMITED

(Adopted by Special Resolution on May 20, 2018)

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Ordinary Shares” means all Ordinary Shares issued by the Company after the Series B-2 Issue Date; provided, that the term “Additional Ordinary Shares” does not include the Exempted Shares.

“Affiliate” means, (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of a Series A Preferred Shareholder, shall include (i) any Person who holds Series A Preferred Shares as a nominee for such Series A Preferred Shareholder, (ii) any shareholder of such Series A Preferred Shareholder, (iii) any entity or individual who has a direct or indirect interest in such Series A Preferred Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Series A Preferred Shareholder or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals or for such Series A Preferred Shareholder. For the avoidance of doubt, the Series A Preferred Shareholders shall not be deemed to be an Affiliate of any Group Company.

“Approved Sale” has the meaning set forth in Article 97.

“Articles” or “Articles of Association” means these Fourth Amended and Restated Articles of Association of the Company as altered by Special Resolutions from time to time.

“As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Auditors” means the Persons for the time being performing the duties of auditors of the Company.

“Banyan Entities” means, collectively, (i) Banyan Partners Fund I, L.P., with its registered office located at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and (ii) Banyan Partners Co-Invest 2015, L.P. with its registered office located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, together with its Affiliates, successors and permitted assigns.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in PRC, Hong Kong, British Virgin Islands or Cayman Islands.

“Compensation Rights Holders” or “Compensation Rights Holder” has the same meaning as it is defined under the Shareholders Agreement.

“Company” means Meili Auto Holdings Limited, an exempted limited liability company incorporated and existing under the laws of the Cayman Islands.

“Company Group” or “Group Companies” has the same meaning with “Group” or “Group Companies” as defined in the Shareholders Agreement.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Price” has the meaning specified in Article 7(iii)(3)(d).

“Conversion Repurchase Amount” has the meaning specified in Article 7(iii)(3)(c)(i).

“Conversion Share” has the meaning specified in Article 7(iii)(3)(c).

“Directors” or “Director” means members or a member of the Board.

“Drag Holder” has the meaning set forth in Article 97.

“Engage Capital” means Engage Capital Partners I, L.P., a limited partnership organized and existing under the Laws of Cayman Islands.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“ESOP” means such share option plans, share incentive scheme or other schemes and agreements of similar nature to be approved by the Board (including the approval of the Preferred Directors).

“Exempted Shares” means (i) Ordinary Shares issued as a dividend or distribution on the Series A Preferred Shares; (ii) Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company for which proportional adjustments are made in accordance with Article 7(iii)(3)(e); (iii) any Preferred Shares issued and outstanding for the purpose of New Hope’s call option right set forth in Section 2.3 of the New Hope SPA; (iv) Ordinary Shares issued or issuable upon conversion of the Preferred Shares; (v) Ordinary Shares (or options or warrants therefor) issued to employees, officers, directors, consultants or advisers of the Company Group under ESOP; (vi) Ordinary Shares issued in connection with a Qualified IPO; and (vii) Ordinary Shares issued or issuable pursuant to an acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization, in which the Company acquires Control of such corporation or entity immediately after such acquisition, in each case, duly approved in accordance with these Articles.

“Founder” has the same meaning as it is defined under the Shareholders Agreement.

“Founder Holding Company” has the meaning as it is defined under the Shareholders Agreement.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“GX Entities” means GX China III Limited, a company organized and existing under the Laws of Seychelles and GX Melon Holdings Limited, a company organized and existing under the Laws of Seychelles.

“Investor” or “Investors” has the meaning as it is defined in the Shareholders Agreement.

“JD” means Hanhai International Investment Inc., a company organized and existing under the Laws of British Virgin Islands.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lingfeng Entity” means Lingfeng CGH Ltd., a company organized and existing under the Laws of Cayman Islands.

“Liquidation Event” has the meaning specified in Article 7(iii)(1)(b).

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that has had, has, or is reasonably expected to have a material adverse effect on the business, intellectual property, operations, condition (financial or otherwise) or liabilities of the Company Group taken as a whole; provided, however, that in no event shall any of the following, alone or taken as a whole, be deemed to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (i) general economic conditions in global or Chinese markets (including financial, banking, credit, currency and capital markets); (ii) fluctuations in applicable currency exchange rates; (iii) conditions generally affecting the industry in which the Group Companies operate; (iv) changes in applicable law or in PRC GAAP; (v) any action taken by any of the Preferred Shareholders that breaches the terms of the Transaction Documents; (vi) the commencement or material worsening of a war or armed hostilities or other national or international calamity, or the occurrence of any military or terrorist attack; and (vii) acts of God or natural disasters.

“Member” has the meaning ascribed to it in the Statute.

“Memorandum” means the fourth amended and restated memorandum of association of the Company adopted by Special Resolutions pursuant to the Statute.

“Minimal Stake” has the meaning set forth in Article 67.

“month” means calendar month.

“Morningside” means Morningside China TMT Fund III, L.P., Morningside China TMT Fund III Co-Investment, L.P. and M Leader Limited, collectively.

“New Hope” means the Key View Investments Limited, a company organized and existing under the Laws of Hong Kong.

“New Hope SPA” means the Series B Share Purchase Agreement entered into by and among the Company, the PRC Domestic Companies, the Other Subsidiaries, the Founder, the Founder Holding Company, New Hope and certain other parties, pursuant to which New Hope subscribed from the Company, certain Series B-1 Preferred Shares of the Company.

“Observers” or “Observer” has the meaning set forth in Article 68A.

“Offeror” has the meaning set forth in Article 97.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire the Ordinary Shares or Ordinary Share Equivalents.

“Ordinary Directors” or “Ordinary Director” has the meaning specified in Article 67.

“Ordinary Resolution” means a resolution passed either (i) at a general meeting of the Company by a simple majority of the votes cast, or (ii) as a unanimous written resolution signed by all Members entitled to vote.

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0001 per share.

“Ordinary Share Equivalents” means warrants, Options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“paid-up” means paid-up and/or credited as paid-up.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Domestic Companies” has the meaning as it is defined in the Shareholders Agreement.

“Preferred Amount” means the Series B Preferred Amount, the Series A-1 Preferred Amount and the Series A-2 Preferred Amount, as the case may be.

“Preferred Director” or “Preferred Directors” has the meaning specified in Article 67.

“Preferred Shares” means all the preferred shares of the Company issued.

“Preferred Shareholder” means any holder of the Preferred Shares.

“Principal Business” has the meaning as it is defined in the Share Purchase Agreement.

“Qualified IPO” has the meaning as it is defined in the Shareholders Agreement.

“Redemption Date” means the Series A Redemption Date and the Series B Redemption Date, as the case may be.

“Redemption Funds” has the meaning set forth in Article 9(iii)(1)(d).

“Redeeming Holders” has the meaning set forth in Article 9(iii)(1)(f).

“Redemption Notice” means the Series A Redemption Notice and the Series B Redemption Notice, as the case may be.

“Redemption Price” means the Series A Redemption Price and the Series B Redemption Price, as the case may be.

“Registered Office” means the registered office for the time being of the Company.

“Repurchase Funds” has the meaning specified in Article 9(iii)(1)(f).

“Required Consenters” has the meaning specified in Article 27.

“Sale Notice” has the meaning set forth in Article 97.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Issue Date” means the Series A-1 Issue Date and the Series A-2 Issue Date, as the case may be.

“Series A Issue Price” means the Series A-1 Issue Price and the Series A-2 Issue Price, as the case may be.

“Series A Preferred Shares” means collectively, the Series A-1 Preferred Shares and the Series A-2 Preferred Shares.

“Series A Preferred Shareholder” means any holder of the Series A Preferred Shares.

“Series A Redemption Date” has the meaning specified in Article 9(iii)(1)(a).

“Series A Redemption Notice” has the meaning specified in Article 9(iii)(1)(a).

“Series A Redemption Price” has the meaning specified in Article 9(iii)(1)(c).

“Series A-1 Issue Date” means December 25, 2015.

“Series A-1 Issue Price” means, in respect of any holder of Series A-1 Preferred Shares other than JD, US$0.63656 per Series A-1 Preferred Share, or, in respect of JD, US$0.31828 per Series A-1 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A-1 Preferred Shares.

“Series A-1 Preferred Amount” has the meaning specified in Article 9(iii)(2)(a)(iii).

“Series A-1 Preferred Shares” means the series A-1 redeemable convertible preferred shares, par value of US$0.0001 per share, of the Company.

“Series A-1 Preferred Shareholder” means any holder of the Series A-1 Preferred Shares.

“Series A-2 Issue Date” means August 30, 2016.

“Series A-2 Issue Price” means US$0.9667 per Series A-2 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A-2 Preferred Shares.

“Series A-2 Preferred Amount” has the meaning specified in Article 9(iii)(2)(a)(ii).

“Series A-2 Preferred Shares” means the series A-2 redeemable convertible preferred shares, par value of US$0.0001 per share, of the Company.

“Series A-2 Preferred Shareholder” means any holder of the Series A-2 Preferred Shares.

“Series B Issue Date” means the Series B-1 Issue Date and the Series B-2 Issue Date, as the case may be.

“Series B Issue Price” means the Series B-1 Issue Price and the Series B-2 Issue Price, as the case may be.

“Series B Preferred Amount” has the meaning specified in Article 9(iii)(2)(a)(i).

“Series B Preferred Shareholder” means any holder of the Series B Preferred Shares.

“Series B Redemption Date” has the meaning set forth in Article 9(iii)(2)(b).

“Series B Redemption Notice” has the meaning set forth in Article 9(iii)(2)(b).

“Series B Redemption Price” has the meaning set forth in Article 9(iii)(2)(c).

“Series B Revised QIPO” has the meaning set forth in Article 9(iii)(2)(a)(i).

“Series B-1 Issue Date” means January 24, 2018.

“Series B-1 Issue Price” means US$1.4057 per Series B-1 Preferred Share, and in respect of any holder of Series B-1 Preferred Shares, in respect of the shares purchased and reclassified from the Ordinary Shareholders held by Fortune Creation Investments Limited, ZJHX Holding Limited and Glory Field Limited, US$1.12456 per Series B-1 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B-1 Preferred Shares.

“Series B-1 Preferred Shares” means the series B-1 redeemable convertible preferred shares, par value of US$0.0001 per share, of the Company.

“Series B-2 Issue Date” means March 29, 2018.

“Series B-2 Issue Price” means US$1.62485 per Series B-2 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B-2 Preferred Shares.

“Series B-2 Preferred Amount” has the meaning specified in Article 9(iii)(2)(a)(i).

“Series B-2 Preferred Shares” means the series B-2 redeemable convertible preferred shares, par value of US$0.0001 per share, of the Company.

“Series B-2 SPA” means the Series B-2 Share Purchase Agreement entered into by and among the Company, the PRC Domestic Companies, the Other Subsidiaries, the Founder, the Founder Holding Company, the Series B-2 Preferred Shareholders and certain other parties dated March 29, 2018, pursuant to which the Series B-2 Preferred Shareholders subscribed from the Company, certain Series B-2 Preferred Shares of the Company.

“Share Sale” has the meaning set forth in the Shareholders Agreement.

“Shares” means the Ordinary Shares, the Series A Preferred Shares and the Series B Preferred Shares, and may also be referenced as “share” and includes any fraction of a share.

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement entered into by and among the Company and the other parties thereto dated on March 29, 2018.

“Special Resolution” means a resolution of Members expressed to be a special resolution and passed either (i) as a unanimous written resolution signed by all the Members entitled to vote, or (ii) at a meeting by Members holding not less than two thirds (2/3) of all the issued and outstanding shares of the Company, calculated on a fully converted basis (Members can vote in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given), subject to Article 7(iii)(4).

“Statute” means the Companies Law (2018 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Transaction Document” means the Share Purchase Agreement, the Shareholders Agreement, the Memorandum, these Articles and each of the other agreements and documents otherwise required in connection with the transaction contemplated by the foregoing, and the exhibits, annexes and schedules attached to any of the foregoing.

“Wacai Entity” means Wacai Holdings Limited, an exempted limited liability company incorporated and existing under the Laws of Cayman Islands.

“Warrantors” has the meaning as it is defined in the Series B-2 SPA.

“WFOEs” means, collectively, Huachang Finance Lease (China) Co., Ltd. (华昌融资租赁 （中国）有限公司), Meili Auto (Beijing) Internet Technology Co., Ltd. (美利车（北京） 网络技术有限公司), Tian Dao Ji Ran (China) Finance Lease Co., Ltd. (天道计然（中国） 融资租赁有限公司) and Tianjin Chenguang Shengtong Commercial Factoring Co., Ltd. (天津晨光盛通商业保理有限公司), each a limited liability companies duly incorporated and validly existing under the Laws of the PRC.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

“US$” or “$” means the lawful currency of the United States of America.

“Yi Capital” means Future Land Technology Ltd., a company organized and existing under the Laws of the British Virgin Islands.

Words importing the singular number also include the plural number and vice-versa.

Words importing the masculine gender also include the feminine gender and vice-versa.

The term “day” means “calendar day”.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.

The Company shall maintain a register of its Members. A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under the Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by mechanical process. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled.

5.

Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost, stolen, or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as the Directors may reasonably prescribe to indemnify the Company from any loss incurred by it in connection with such certificate, including the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.

Subject to Section 4 of the Shareholders Agreement, as amended from time to time, and the provisions in these Articles (including but not limited to Article 7) and subject to any resolution of the Members to the contrary, and without prejudice to any special rights of the Series A Preferred Shares, the Board shall have the power to issue any unissued shares of the Company and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as it may determine. The Company shall not issue shares in bearer form.

7.	(i) CLASSES, NUMBER AND PAR VALUE OF THE SHARES

At the date of the adoption of these Articles, the authorized capital of the Company shall be US$50,000, divided into (i) 283,087,364 Ordinary Shares with a par value of US$0.0001 per share, (ii) 104,211,676 Series A-1 Preferred Shares with a par value of US$0.0001 per share, (iii) 20,275,157 Series A-2 Preferred Shares with a par value of US$0.0001 per share, (iv) 78,340,237 Series B-1 Preferred Shares with a par value of US$0.0001 per share and (v) 14,085,566 Series B-2 Preferred Shares with a par value of US$0.0001 per share.

(ii)	RANKING

The Series B Preferred Shares shall rank senior and prior to the Series A Preferred Shares, the Ordinary Shares and all other classes or series of shares from time to time issued by the Company. The Series A Preferred Shares shall rank senior and prior to, the Ordinary Shares and all other classes or series of shares from time to time issued by the Company.

(iii)	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

(1) Liquidation.

(a) Liquidation Preferences. Upon the occurrence of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets of the Company legally available for distribution shall be distributed among the holders of the issued and outstanding Shares (on an as-converted to basis) in the following order and manner:

(i) 120% of the applicable Series B Issued Price for each Series B Preferred Share held by each holder of the Series B Preferred Shares, plus all declared but unpaid dividends accrued thereon (the “Series B Preferred Amount”) shall be first distributed to each holder of the Series B Preferred Shares prior and in preference to any distribution to the holders of Series A Preferred Shares and Ordinary Shares of the Company, and, if insufficient Series B Preferred Amount for a distribution among the holders of Series B Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series B Preferred Shares in proportion to the full Series B Preferred Amount that each such holder is otherwise entitled to receive;

(ii) After the full distribution of the Series B Preferred Amount, 120% of the applicable Series A-2 Issued Price for each Series A-2 Preferred Share held by each holder of the Series A-2 Preferred Shares, plus all declared but unpaid dividends accrued thereon (the “Series A-2 Preferred Amount”) shall be first distributed to each holder of the Series A-2 Preferred Shares prior and in preference to any distribution to the holders of Series A-1 Preferred Shares and Ordinary Shares of the Company, and, if insufficient Series A-2 Preferred Amount for a distribution among the holders of Series A-2 Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series A-2 Preferred Shares in proportion to the full Series A-2 Preferred Amount that each such holder is otherwise entitled to receive;

(iii) After the full distribution of the Series B Preferred Amount and the Series A-2 Preferred Amount, 120% of the Series A-1 Issued Price for each Series A-1 Preferred Share held by each holder of the Series A-1 Preferred Shares, plus all declared but unpaid dividends accrued thereon (the “Series A-1 Preferred Amount”) shall be distributed to each holder of the Series A-1 Preferred Shares prior and in preference to any distribution to the holders of Ordinary Shares of the Company, and, if insufficient Series A-1 Preferred Amount for a distribution among the holders of Series A-1 Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series A-1 Preferred Shares in proportion to the full Series A-1 Preferred Amount that each such holder is otherwise entitled to receive; and

(iv) after the full distribution of the Preferred Amount, pay and distribute all of the remaining assets of the Company available for distribution among the holders of the Preferred Shares and Ordinary Shares pro rata based on the number of Ordinary Shares held by each (assuming full conversion of all Preferred Shares).

(v) notwithstanding the forgoing, in the event that the aggregate Preferred Amount to be received by each holder of the Preferred Shares for each Preferred Share held by it pursuant to Articles 7(iii)(1)(a)(i) to (iii) above shall reach an amount equal to 3 times the applicable Issue Price, such right of receiving the Preferred Amount prior and in preference to any distribution to the holders of Ordinary Shares of the Company shall be automatically waived by such holder of the Preferred Shares and all of the assets of the Company available for distribution shall be distributed among holders of the Preferred Shares and Ordinary Shares pro rata based on the number of Ordinary Shares held by each (assuming full conversion of all Preferred Shares).

(b) Liquidation Event. The following events shall be treated as a distribution event as a liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”) unless waived in writing by the holders of at least a majority of the then issued and outstanding Preferred Shares: (i) any merger, amalgamation or consolidation of any member of the Company Group with or into any Person, or any other corporate reorganization, or any other transaction or series of transactions relating to any member of the Company Group, as a result of which the shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the Equity Securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions, (ii) any Share Sale, or (iii) or any sale, transfer, lease, license or other disposition of all or substantially all of the assets of the Company Group either in terms of quantities or value to a third party unaffiliated with the Company Group, and any proceeds, whether in cash or properties, resulting from such Liquidation Event shall be distributed in accordance with the terms of Article 7(iii)(1)(a).

(2) Voting Rights.

Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to the other requirements of this Article 7), at all general meetings of the Company: (i) the holder of Ordinary Shares issued and outstanding shall have one (1) vote in respect of each Ordinary Share held by such holder, and (ii) each Preferred Shareholder shall be entitled to such number of votes with respect to all the Preferred Shares held by such Preferred Shareholder as equals the whole number of Ordinary Shares into which such Preferred Shareholder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all Shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Subject to provisions to the contrary elsewhere in the Memorandum and these Articles including but not limited to the Protective Provisions in Article 7, or as required by the Statute, the Preferred Shareholders shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members.

(3) Conversion of Preferred Shares.

The Preferred Shareholders shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. The number of Ordinary Shares to which a Preferred Shareholder shall be entitled upon conversion of one (1) Preferred Share in accordance with Article 7(iii)(3)(a) and Article 7(iii)(3)(b) shall be the quotient of the applicable Issue Price divided by the then-effective Conversion Price.

(a) Optional Conversion.

(i) Subject to and in compliance with the provisions of this Article 7(iii)(3)(a) and subject to complying with the requirements of the Statute, each Preferred Shares may, at the option of the holder thereof, be converted at any time after the Series B-2 Issue Date into fully-paid and nonassessable Ordinary Shares based on the then-effective applicable Conversion Price in accordance with this Article 7(iii)(3).

(ii) Any Preferred Shareholder who desires to convert its Preferred Shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such Preferred Shareholder has elected to convert such Preferred Shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly record such conversion in its register of Members and issue and deliver to such Preferred Shareholder at the address specified by such Preferred Shareholder a certificate or certificates for the number of Ordinary Shares to which such Preferred Shareholder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a Preferred Shareholder upon the conversion of the Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such Preferred Shareholder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the Person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b) Automatic Conversion.

(i) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted into Ordinary Shares based on the then-effective applicable Conversion Price upon the closing of a Qualified IPO.

(ii) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder of such Preferred Shares notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly record such conversion in its register of Members and issue and deliver to the Preferred Shareholder thereof at the address specified by such Preferred Shareholder a certificate or certificates for the number of Ordinary Shares to which the Preferred Shareholder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a Preferred Shareholder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such Preferred Shareholder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any Person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c) Mechanics of Conversion. The conversion hereunder of each Preferred Share (each, a “Conversion Share”, and collectively, the “Conversion Shares”) shall be effected in the following manner:

(i) The Company shall redeem the Conversion Share for aggregate consideration (the “Conversion Repurchase Amount”) equal to (i) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (ii) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(ii) Concurrent with the redemption of the Conversion Share, the Company shall apply the Conversion Repurchase Amount for the benefit of the holder of the Conversion Share to pay for any Ordinary Shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii) Upon application of the Conversion Repurchase Amount, the Company shall issue to the holder of the Conversion Share all Ordinary Shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d) Initial Conversion Price. The “Conversion Price” shall mean the applicable conversion price for the Preferred Share to convert into Ordinary Share(s) at the option of the Preferred Shareholder or automatically pursuant to Article 7(iii)(3)(a) or Article 7(iii)(3)(b), as the case may be. The applicable Conversion Price shall initially be the applicable applicable Issue Price, and each shall be adjusted from time to time as provided below in Article 7(iii)(3)(e), being no less than par value. For the avoidance of doubt, the initial conversion ratio for each Preferred Share to Ordinary Share(s) shall be 1:1, subject to adjustment from time to time of the applicable Conversion Price as provided below in Article 7(iii)(3)(e).

(e) Adjustments to Conversion Price.

(i) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the issued and outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the issued and outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution solely to the holders of Ordinary Shares payable in additional Ordinary Shares, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such Preferred Share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such Preferred Share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v) Sale of Shares below the Conversion Price.

(A) Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares. In the event the Company shall at any time or from time to time after the Series B-2 Issue Date issue or sell any Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 7(iii)(3)(e)(vi)), for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then as of the opening of business on the date of such issue or sale, the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula (As Adjusted):

CP2 = CP1 × (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Ordinary Shares;

“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Ordinary Shares;

“A” shall mean the total number of Ordinary Shares issued and outstanding immediately prior to such issue of Additional Ordinary Shares (treating for this purpose as issued and outstanding all Equity Securities (assuming the full exercise, conversion and exchange of any Ordinary Share Equivalents) immediately prior to such issue);

“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

(B) Determination of Consideration. For the purpose of making any adjustment to the applicable Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by the Board (including the affirmative votes of a majority of the Preferred Directors)), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(iii) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by the Board (including the affirmative votes of a majority of the Preferred Directors)) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C) No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the applicable Conversion Price (As Adjusted) upon the issuance of such Ordinary Share Equivalents, shall be readjusted to the applicable Conversion Price which would have been in effect had such adjustment not been made.

(vi) Deemed Issue of Additional Ordinary Shares.

(A) If the Company at any time or from time to time after the Series B-2 Issue Date shall issue any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Ordinary Share Equivalents, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, and for a consideration equal to the consideration received by the Company upon the issuance of such Ordinary Share Equivalents plus the minimum aggregate additional consideration payable to the Company on conversion, exchange or exercise thereof (without taking into account potential anti-dilution adjustments).

(B) If the terms of any Ordinary Share Equivalents, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Article 7(iii)(3)(e)(v), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Ordinary Share Equivalents or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Ordinary Share Equivalents (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Ordinary Share Equivalents. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Ordinary Share Equivalents, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Ordinary Shares (other than deemed issuances of Additional Ordinary Shares as a result of the issuance of such Ordinary Share Equivalents) between the original adjustment date and such readjustment date.

(C) If the terms of any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Article 7(iii)(3)(e)(v) (either because the consideration per share of the Additional Ordinary Shares subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Ordinary Share Equivalent was issued before the Series B-2 Issue Date), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Ordinary Share Equivalents or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Ordinary Share Equivalents, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Article 7(iii)(3)(e)(vi)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised, unconverted or unexchanged Ordinary Share Equivalents (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Article 7(iii)(3)(e)(v), the applicable Conversion Price shall be readjusted to such applicable Conversion Price as would have been obtained had such unexercised, unconverted or unexchanged portion of the Ordinary Share Equivalents (or portion thereof) never been issued.

(E) If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalents, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Ordinary Share Equivalents is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Article 7(iii)(3)(e)(vi) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Article 7(iii)(3)(e)(vi)). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalent, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Ordinary Share Equivalent is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Article 7(iii)(3)(e)(vi) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(vii) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 7(iii)(3) are not strictly applicable, but the failure to make any adjustment to the applicable Conversion Price would not fairly protect the conversion rights of such applicable Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 7(iii)(3), necessary to preserve, without dilution, the conversion rights of the Preferred Shares.

(viii) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 7(iii)(3) and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(ix) Certificate of Adjustment. In the case of any adjustment or readjustment of the applicable Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

(x) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the applicable Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of such Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(xi) Reservation of Shares Issuable Upon Conversion. The Company shall not issue any Ordinary Shares from its authorized but unissued Ordinary Shares if, following such issuance, the number of its authorized but unissued Ordinary Shares would be insufficient to effect the conversion of all then outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares of the Company shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(xii) Notices. Any notice required or permitted pursuant to this Article 7(iii)(3) shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xiii) Payment of Taxes. The Company will pay all taxes, if any, (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or allotment of the Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and allotment of the Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

(4) Protective Provisions.

(a) Protective Provisions for Preferred Shares.

(A) Reserved Matters of Preferred Shares. Notwithstanding anything to the contrary in the Memorandum and these Articles and in addition to such other limitations as may be provided in the Memorandum, these Articles, the Statute or any applicable Law at the competent jurisdiction where the relevant member of the Company Group is incorporated, for so long as any Preferred Share remains issued and outstanding, the Company shall not, and the Company and the holders of Ordinary Shares shall procure that each other member of the Company Group shall not, take any of the following actions without (a) the affirmative vote or prior written consent of holders of at least a majority of the then issued and outstanding Preferred Shares (voting as one single class on an as converted basis) and (b) the affirmative vote or prior written consent of holders of at least a majority of the then issued and outstanding Ordinary Shares (for the avoidance doubt, not including any Preferred Shares); provided, that where any such action requires the special resolutions of the Members in accordance with the Statute, the special resolutions of the Members shall be duly passed; provided further, that where any such action requires the approval of the shareholders in accordance with the applicable Laws, and if the shareholders vote in favour of such action but the approval of holders of a majority of the then issued and outstanding Preferred Shares has not yet been obtained, the holders of the Preferred Shares who vote against such action at a meeting of the shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the shareholders who voted in favour of such action plus one (1):

(i) any change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of the Preferred Shares;

(ii) the authorization, creation or issuance of or redesignation of existing shares into any class or series of securities (or warrants, options or similar rights to acquire such securities) having any right, preference or priority superior to or on a parity with the Preferred Shares or any new issuance of debt or equity security (or warrants, options or similar rights to acquire such securities) of the Company other than issuances to employees, directors and consultants pursuant to the ESOP and the Compensation Rights Holder for the purpose of Share Compensation under Section 11.2(a) of Shareholders Agreement;

(iii) any repurchase or redemption of any equity securities of the Company other than pursuant to the repurchase or redemption provisions as provided herein and in the Shareholders’ Agreement, or the issuance of shares with such rights of repurchase or redemption;

(iv) any share split, share consolidation or share dividend, reclassification or other forms of restructuring of capital of the Company;

(v) any amendment or repeal of any provision of the Memorandum and Articles of Association of the Company;

(vi) any change in the nature or scope of the main business of the Company;

(vii) any acquisition, merger, sale, consolidation, joint venture, establishment of any subsidiary or branch, strategic alliance of the Company with or into one or more entities that is not an Affiliate of the Company and will constitute a Share Sale of the Group, or any purchase of any securities or any assets of any other company or Person, in each case, with a single transaction amount exceeding US$500,000;

(viii) any public offering of any debt or equity securities of the Company;

(ix) the liquidation or dissolution of the Company;

(x) cease or substantial cancelation of the business of any Group Company, or the sale of all or substantially all the Company’s assets, intellectual property or goodwill, or the purchase of all or substantially all of the assets of another entity or acquisition of any entity, with a single transaction amount of which exceeding 10% of the net assets of the Company for the last fiscal year; or

(xi) any increase or decrease in the number of members of the Company’s Board or any delegation of powers of the Board or the removal of the chairman of the Board.

(B) Reserved Matters of New Hope. The Company shall not, and the Company shall cause its Controlled Affiliates and other Group Companies not to, without the prior written consent of the holders of at least a majority of the issued and outstanding Preferred Shares (voting on an as converted basis), New Hope and the holders of at least of a majority of the issued and outstanding Ordinary Shares (for the avoidance of doubt, not including any Preferred Shares), do any of the following; provided, that where any such action requires the special resolutions of the Members in accordance with the Statute, the special resolutions of the Members shall be duly passed; provided further, that where any such action requires the approval of the shareholders in accordance with the applicable Laws, and if the shareholders vote in favour of such action but the approval of holders of a majority of the then issued and outstanding Preferred Shares or New Hope has not yet been obtained, the holders of the Preferred Shares and/or New Hope who vote against such action at a meeting of the shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the shareholders who voted in favour of such action plus one (1):

(i) any change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of the Series B Preferred Shares;

(ii) the authorization, creation or issuance of or redesignation of existing shares into any class or series of securities (or warrants, options or similar rights to acquire such securities) having any right, preference or priority superior to or on a parity with the Series B Preferred Shares;

(iii) any share split, share consolidation or share dividend, reclassification or other forms of restructuring of capital of the Company;

(iv) any change in the name of the Group Companies;

(v) any change in the nature or scope of the Principal Business of the Company;

(vi) any acquisition, merger, sale, consolidation, joint venture, establishment of any subsidiary or branch, strategic alliance of the Company with or into one or more entities that is not an Affiliate of the Company, or any purchase of any securities or any assets of any other company or Person, in each case, with a single transaction amount exceeding 40% of the total net assets of the Group Companies for the last fiscal year;

(vii) the liquidation or dissolution of the Company; or

(viii) any increase or decrease in the number of the members of the Company’s Board, or any delegation of the Board’s power herein.

(b) Protective Provisions for Preferred Directors.

(A) Reserved Matters of Preferred Directors. Notwithstanding any other provisions of the Memorandum or the Articles, the Shareholders and the Company shall each take all steps necessary to ensure that neither the Company nor any other member of the Company Group shall carry out any of the following actions, without the prior written approval of at least a majority of the Preferred Directors:

(i) any declaration, set aside or payment of a dividend (regardless of whether such dividend is interim or final), or other distribution by any member of the Company Group;

(ii) any adoption, amendment or termination of, or any increase or decrease in the number of options or shares to be granted under, the ESOP or any other equity incentive or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any member of the Company Group;

(iii) any entering into, restatement, amendment, extension or termination to, or waiver of, agreements between the PRC Domestic Companies and the WFOEs (as applicable) (including without limitation the control documents) that provide control to the WFOEs over the PRC Domestic Companies (as applicable) and therefore allow the Company to consolidate the financial statements of the PRC Domestic Companies with those of the Company for financial reporting purposes, as well as the entering into, restatement, amendment, extension or termination to, or waiver of any other similar agreements to achieve similar purposes;

(iv) any transaction between the Company and any of its shareholders, director, officers or employees or any of their Affiliates, including without limitation the making of any loans or advances or the provision of any guarantee, indemnity or security for or in connection with any Indebtedness of such Person (other than transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company Group’s business on an arms-length basis and upon prior full disclosure to the Board);

(v) incurrence by the Group Companies of (i) indebtedness or loan (other than trade facilities obtained from banks or other financial institutions in the ordinary course of business) in excess of US$500,000 (or its equivalence in other currency or currencies) individually or US$1,500,000 in the aggregate during any fiscal year, or (ii) guarantees of any indebtedness or loan in excess of US$500,000 (or its equivalence in other currency or currencies) individually or US$1,500,000 in the aggregate during any fiscal year, except for trade accounts of any member of the Company Group arising in the ordinary course of business;

(vi) appointment or removal of the chief operating officer and the chief financial officer of the Company, and change of the remuneration package for the officers above mentioned, and any variations to any of such appointment, removal and/or remuneration package;

(vii) approval or adoption of the annual operating budget and business plan of the Company Group (for the avoidance of doubt, the Company shall report to the Board any borrowing and lending, guarantee provided by the Company outside the ordinary course of business and the related party transaction with any Ordinary Shareholder, in each case, approved within such annual operating budget and business plan, within seven (7) days after occurrence);

(viii) any sale, transfer, lease, pledge or other disposal of, or the incurrence of any mortgage, pledge, claim, security interest, encumbrance, or lien on any assets and/or businesses of the Company in excess of US$500,000 (or its equivalence in other currency or currencies) individually or US$1,500,000 in the aggregate during any fiscal year; and

(ix) any capital expenditures incurred by any Group Company outside of the annual budget approved by the Board, individually or in the aggregate exceeding US$500,000.

(B) Reserved Matters of Ordinary Director. The Company shall not and the Company shall procure its Controlled Affiliates and other Group Companies not to, without written consent of SUN Yun, so long as she act as the Ordinary Director of the Company, do any following:

(i) appointment and removal of the Secretary of the Company;

(ii) engagement and discharge of the Cayman Islands register office agency;

(C) Reserved Matters of New Hope’s Director. The Company shall not, and shall procure its Controlled Affiliates and other Group Companies not to, without written approval of a majority of the Preferred Directors (including the affirmative vote of the Preferred Director designated by New Hope), do any of the following:

(i) appointment or removal of the auditor of the Company (PwC);

(ii) appointment or removal of the chief executive officer of the Company;

(iii) any declaration, set aside or payment of a dividend (regardless of whether such dividend is interim or final) or other distribution by any Group Company if New Hope has not been fully paid under Article 9(iii)(2) and Section 11 of the Shareholders Agreement;

(iv) any borrowing, lending and guarantee (including without limitation, mortgage, pledge and other encumbrance of the Company property) provided by the Company outside the ordinary course of business, and the related party transaction with any Ordinary Shareholder, in each case, with either the single transaction amount or the aggregate amount of similar transactions within one year exceeding the higher of: (i) US$500,000 and (ii) 10% of the net assets of the Group Companies for the last fiscal year.

(5) Dividends Rights

(a) General. Each holder of the Preferred Share shall be entitled to receive dividends at the rate no less than the rate for the holders of the Ordinary Shares (calculated on an as converted basis), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, when, as, and if declared by the Board of Directors.

(b) Restrictions; Participation. Except for a distribution pursuant to Article 7(iii)(1), no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each issued and outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holders of the Preferred Shares thereof shall be equal to the dividend or distribution that such holders of the Preferred Shares would have received pursuant to this Article 7(iii)(4) if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution.

TRANSFER OF SHARES

8.

Subject to Section 5 of the Shareholders Agreement, as amended from time to time, and the provisions of these Articles (including but not limited to Article 7), shares are transferable, and the Company will only register transfers of shares that are made in accordance with the Shareholders Agreement, and will not register transfers of shares that are not made in accordance with the Shareholders Agreement. The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members in respect thereof.

REDEMPTION AND PURCHASE OF SHARES

9. (i)

Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7 and Article 9(iii)), shares may be issued on the terms that they are, or at the option of the Company or the holders are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(ii)

Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7 and Article 9(iii)), the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided, that the manner of purchase has first been authorized by the Company in the general meeting and may make payment therefor in any manner authorized by the Statute, including out of capital.

(iii)	The Preferred Shares shall be redeemable at the option of holders of such Preferred Shares pursuant to Article 7(iii)(3) and this Article 9(iii):

(1) Series A Preferred Shareholders’ Redemption Right.

(a) In the event that (i) the Company fails to kick-off an initial public offering within sixty (60) months from the Series A-1 Issue Date, (ii) a Qualified IPO has not been completed within eighteen (18) months after it is kicked-off, (iii) any Group Company has committed any material violation of Law or has otherwise incurred any material non-compliance penalty, and in each case, constituting a Material Adverse Effect to the Company Group, (v) the Founder has committed any material violation of criminal Law which has resulted in a Material Adverse Effect to the Company group or (v) the Founder has consummated any direct or indirect investment of more than 1% of the total issued and outstanding equity interest of any Person (other than the Group Companies and those Persons whose issued and outstanding shares are held by the Founder on or prior to the Series A-1 Issue Date) without the consent of at least two-thirds of the Series A Preferred Directors after the Series A-1 Issue Date, each holder of the Series A Preferred Shares then issued and outstanding may, require the Company to redeem all, but not less than all, of the then issued and outstanding Series A Preferred Shares held by such requesting holder subject to and in accordance with this Article 9(iii)(1). The holder(s) of the Series A Preferred Shares electing redemption pursuant to this Article 9(iii)(1)(a) shall deliver a written notice (the “Series A Redemption Notice”) to the Company specifying the intended date of redemption , which date shall be no earlier than sixty (60) days after the date of delivery of the Redemption Notice (the “Series A Redemption Date”).

(b) Upon receipt of such Series A Redemption Notice, the Company shall promptly, and in any event within five (5) days, give a written notice of the redemption request to each of the non-requesting holders of the Series A Preferred Shares stating the existence of such request, the applicable Series A Redemption Price, the Series A Redemption Date, and the mechanics of redemption.

(c) The redemption price per Series A Preferred Share (the “Series A Redemption Price”) shall be the higher of: (i) the sum of (x) the applicable Series A Issue Price in respect of each of the Series A Preferred Shares held by such holder, (y) all declared but unpaid dividends accrued on such Series A Preferred Share (or pro rata for a partial year), and (z) a rate of return of twelve percent (12%) per annum over the applicable Series A Issue Price compounded annually from the applicable Series A Issue Date (or pro rata for a partial year) until the date that such Series A Preferred Shares are redeemed and redemption price paid in full, or (ii) the fair market value of such Series A Preferred Shares determined by independent third party appraiser appointed by the Company and the redeeming holder(s) of Series A Preferred Shares in good faith.

(d) Subject to Article 9(iii)(1)(f), if the Company’s assets and funds which are legally available on the date that any amount of the applicable Redemption Price under this Article 9(iii)(1) and Article 9(iii)(2) is due (the “Redemption Funds”) are insufficient to pay in full such amount of the applicable Redemption Price to be paid on such date, the Company shall be obliged to (i) first, redeem all the Series B Preferred Shares requested to be redeemed, or, if Redemption Funds are not sufficient to redeem all the Series B Preferred Shares requested to be redeemed, make partial redemption of the Series B Preferred Shares so that the number of Series B Preferred Shares held by each holder of Series B Preferred Shares requesting redemption of Series B Preferred Shares shall be reduced on a pro rata basis; (ii) after the full amount of the applicable Series B Redemption Price for all the Series B Preferred Shares requested to be redeemed has been paid, then, if there are remaining Redemption Funds, redeem the Series A-2 Preferred Shares requested to be redeemed, or, if the remaining Redemption Funds are not sufficient to redeem all the Series A-2 Preferred Shares requested to be redeemed, make partial redemption of the Series A-2 Preferred Shares so that the number of Series A-2 Preferred Shares held by each holder of Series A-2 Preferred Shares requesting redemption of Series A-2 Preferred Shares shall be reduced on a pro rata basis; and (iii) after the full amount of the applicable Series B Redemption Price and the applicable Series A Redemption Price for all the Series A-2 Preferred Shares requested to be redeemed has been paid, then, if there are remaining Redemption Funds, redeem the Series A-1 Preferred Shares requested to be redeemed, or, if the remaining Redemption Funds are not sufficient to redeem all the Series A-1 Preferred Shares requested to be redeemed, make partial redemption of the Series A-1 Preferred Shares so that the number of Series A-1 Preferred Shares held by each holder of Series A-1 Preferred Shares requesting redemption of Series A-1 Preferred Shares shall be reduced on a pro rata basis. For the avoidance of doubt, any remaining Series A Preferred Shares requested to be redeemed shall be redeemed as soon as the Company has legally available Redemption Funds to do so. If the Company fails (for any reason other than the failure of any Preferred Shareholder to take any action or do anything required by such Preferred Shareholder in connection with the redemption of such Preferred Shareholder’s shares) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution without the prior written consent of New Hope.

(e) Before any Preferred Shareholder shall be entitled to receive the applicable Redemption Price under this Article 9(iii)(1) and Article 9(iii)(2), such Preferred Shareholder shall deliver a duly executed instrument of transfer in favour of the Company and shall surrender such Preferred Shareholder’s certificate or certificates, in each case representing such Preferred Shares to be redeemed, to the Company, and thereupon the applicable Redemption Price shall be payable to the order of the Person whose name appears on the register of Members of the Company as the owner of such shares and each such certificate shall be cancelled after all the shares represented by such certificate are redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the Preferred Shareholders thereof, except the right to receive the applicable amount of the applicable Redemption Price thereof, without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company.

(f) Solely in the event of any redemption pursuant to Article 9(iii)(1)(a)(iv) and (v) and Article 9(iii)(2)(a)(ii)(y) and (z), if the Company fails to redeem all of the Preferred Shares on its due date for redemption then, each holder of the Preferred Shares then issued and outstanding that has delivered the applicable Redemption Notice (the “Redeeming Holders”) may have the option of (i) requiring the Founder Holding Company to transfer to such Redeeming Holders such number of Shares held by the Founder Holding Company at the fair market value (to be determined by a third party independent valuer jointly designated by the Redeeming Holders and the Founder Holding Company) which shall equal the shortfall between the total applicable Redemption Price and the Redemption Funds received by the Redeeming Holders, to be shared on a pro-rata basis among such Redeeming Holders based on the number of Ordinary Shares (on a fully diluted and as converted basis) held by each such Redeeming Holder immediately prior to the redemption; or (ii) requiring the Founder Holding Company to dispose of any Shares held by it in the Company and use the proceeds from such disposal of Shares to purchase the remaining issued and outstanding Preferred Shares held by such Redeeming Holder at the applicable Redemption Price per Preferred Share. If the proceeds from the disposal of Shares by the Founder Holding Company (the “Repurchase Funds”) are insufficient to pay in full such amount of the applicable Redemption Price per Preferred Share then held by the Redeeming Holders, the Founder Holding Company shall be obliged to apply the entire Repurchase Funds to (i) first, redeem all remaining Series B Preferred Shares held by the Redeeming Holders (at the applicable Series B Redemption Price per Series B Preferred Share), or if the Repurchase Funds are not sufficient to redeem all remaining Series B Preferred Shares held by the Redeeming Holders, make partial repurchase of such Series B Preferred Shares so that the number of Series B Preferred Shares held by each Redeeming Holder shall be reduced on a pro rata basis, and (ii) after the full amount of the applicable Series B Redemption Price for all remaining Series B Preferred Shares held by the Redeeming Holders has been paid, then, if there are remaining Repurchase Funds, purchase the remaining Series A Preferred Shares held by such Redeeming Holders (at the applicable Series A Redemption Price per Series A Preferred Share), so that the number of Series A Preferred Shares held by each Redeeming Holder shall be reduced on a pro rata basis (based on the number of Ordinary Shares held by each of them on a fully diluted and as converted basis immediately prior to the redemption), provided that the maximum liability of the Founder Holding Company under this Article 9(iii)(1)(f) to the Redeeming Holders shall be limited to the value of all of the Shares then held by the Founder Holding Company in the Company.

(g) Without limiting any rights of the Preferred Shareholders which are set forth in the Memorandum and these Articles, or are otherwise available under applicable Law, the balance of any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the applicable amount of applicable Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to dividends) which such Preferred Share had prior to the applicable Redemption Date, until the applicable Redemption Price and all other redemption payments (including, without limitation, any dividend and other distribution, if any) accrued after the applicable Redemption Date have been paid in full with respect to such Preferred Shares.

(2) Series B Preferred Shareholders’ Redemption Rights.

(a) Trigger Event.

(i) In the event that a Qualified IPO has not been completed on or prior to December 31, 2019, each holder of Series B Preferred Shares may at its sole discretion (x) require the Company to redeem any or all of the then issued and outstanding Series B Preferred Shares held by such holder subject to and in accordance with this Article 9(iii)(2), and/or (y) so long as such holder continues to hold any Series B Preferred Shares redeemable pursuant to subsection (x) above, reset the time limit and conditions of the Qualified IPO which will trigger tis redemption right in respect of such remaining Series B Preferred Shares (the “Series B Revised QIPO”), and if and only if the consummation of the Series B Revised IPO fails to occur, require the Company to redeem any or all of such Series B Preferred Shares subject to and in accordance with this Article 9(iii)(2).

(ii) In the event that (x) any Group Company has committed any material violation of Law or has otherwise incurred any material non-compliance penalty, and in each case, constituting a Material Adverse Effect to the Company Group, (y) the Founder has committed any material violation of criminal Law which has resulted in a Material Adverse Effect to the Group, or (z) the Founder has consummated any direct or indirect investment of more than 1% of the total issued and outstanding equity interest of any Person (other than the Group Companies and those Persons whose issued and outstanding shares are held by the Founder on or prior to the Series A-1 Issue Date without the consent of at least two-thirds of the Preferred Directors after the Series A-1 Issue Date, each holder of Series B Preferred Shares may require the Company to redeem any or all of the then issued and outstanding Series B Preferred Shares held by such holder subject to and in accordance with this Article 9(iii)(2).

(b) The holder(s) of the Series B Preferred Shares electing redemption pursuant to this Article 9(iii)(2)(a) shall deliver a written notice (the “Series B Redemption Notice”) to the Company specifying the intended date of redemption, which date shall be no earlier than sixty (60) days after the date of delivery of the Series B Redemption Notice (the “Series B Redemption Date”).

(c) The redemption price per Series B Preferred Share (as the case may be, the “Series B Redemption Price”) shall be as follows:

(i) In the event that a Compensation Rights Holder requests the Company to redeem its Series B Preferred Shares, the redemption price per Series B Preferred Share shall be the difference between: (x) the applicable Series B Issue Price with a simple rate of return of fifteen percent (15%) per annum over the applicable Series B Issue Price annually from the applicable Series B Issue Date (or pro rata for a partial year) until the date that such Series B Preferred Shares are redeemed and redemption price paid in full that such Compensation Rights Holder receives in connection with the Series B Preferred Shares held by it; and (y) the sum of (A) all declared dividends accrued on such Series B Preferred Share (or pro rata for a partial year), and (B) the compensation received by such Compensation Rights Holder pursuant to Section 11.2 of the Shareholders Agreement divided by the number of the Series B Preferred Shares held by such Compensation Rights Holder immediately prior to the compensation; and

(ii) in the event that any other holder of the Series B Preferred Shares requests the Company to redeem its Series B Preferred Shares, the redemption price per Series B Preferred Share shall be the difference between: (x) the applicable Series B Issue Price with a simple rate of return of fifteen percent (15%) per annum over the applicable Series B Issue Price annually from the applicable Series B Issue Date (or pro rata for a partial year) until the date that such Series B Preferred Shares are redeemed and redemption price paid in full that such holder receives in connection with the Series B Preferred Shares held by it; and (y) all declared dividends accrued on such Series B Preferred Share (or pro rata for a partial year).

VARIATION OF RIGHTS OF SHARES

10.

Subject to the provisions of the Memorandum and these Articles (including but not limited to Article 7), the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

11.

Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may (i) pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company, which commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fees as may be lawful.

NON-RECOGNITION OF TRUSTS

12.

No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

13.

The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

14.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

15.

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

16.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

17.	If the person so becoming entitled shall elect to be registered himself as holder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE

18.	(a)

Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(b)

Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may by resolution of the Directors change the location of its Registered Office.

FIXING RECORD DATE

19.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to attend or vote at a meeting of the Members. For the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

20.

If no record date is fixed for the determination of Members entitled to notice of or to attend or vote at a meeting of the Members or the Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of the Members entitled to attend or receive notice of, attend or vote at any meeting of the Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

21.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

22.

The Company may hold a general meeting as its annual general meeting but shall not (unless required by the Statute) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

23.

The Directors may call general meetings, and they shall, on the requisition of Members of the Company holding at the date of deposit of the requisition not less than five percent (5%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company.

24.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

25.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition pursuant to Article 23 duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall be subject to other Articles hereof, including Article 28, and shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

26.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

27.

At least five (5) days’ notice shall be given of an annual general meeting and at least three (3) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (i) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (ii) in the case of any other general meeting, by holders of not less than the appropriate proportion of all those Shares which are in issue at the time which would be required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided, that any general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Articles 23-26 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

PROCEEDINGS AT GENERAL MEETINGS

28.

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. At any general meeting of the Company, the persons (or if a company or other non-natural person by its duly authorized representative) entitled to the notice of and to attend and vote at such general meeting present in person or by proxy, of more than 50% of the total issued voting shares (on a fully-diluted and as-converted basis) in the Company throughout the meeting shall form a quorum for the transaction of business, which voting shares shall include such number of Ordinary Shares as represent at least 50% in voting power of the then issued and outstanding Ordinary Shares, and such number of the Preferred Shares as represent at least 50% in voting power of the then issued and outstanding Preferred Shares, provided that if within two (2) hours from the time appointed for the general meeting a quorum is not present or if during such a general meeting a quorum ceases to be present, the general meeting shall be dissolved and be adjourned to the next week at the same time and place. If within two (2) hours from the time appointed for the adjourned meeting a quorum is not present or if during such the adjourned meeting a quorum ceases to be present, the persons (or if a company or other non-natural person by its duly authorized representative) present shall form a quorum competent to transact any business subject to the provisions of Article 7(iii)(4).

29.	A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

30.

An action that may be taken by the Members at a meeting may also be taken by a resolution of Members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication. When all members entitled to be present and vote sign either personally or by proxy the minutes of a general meeting, the same shall be deemed to have been duly held notwithstanding that the members have not actually come together or that there may have been technical defects in the proceedings and a resolution in writing (in one or more counterparts) signed by all members aforesaid shall be as valid and effectual as if it had been passed at a meeting of the members duly called and constituted.

31.

The chairman of the Board, if any, shall preside as chairman at every general meeting of the Company, or if he shall not be present within thirty (30) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Members present shall elect one (1) of their number to be chairman of the meeting.

32.

At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles (including but not limited to Article 7), such requisite majority shall be a simple majority of votes cast.

VOTES OF MEMBERS

33.

Subject to the Statute and these Articles (including but not limited to Article 7), every Member of record present or, if such Member is a corporation or other non-natural person, such Member is present by its duly authorized representative, shall have one (1) vote for each share registered in his name in the register of Members.

34.

In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

35.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

36.

No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

37.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

38.	Votes may be given either personally or by proxy.

PROXIES

39.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

40.

The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

41.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

42.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

43.

Any corporation which is a Member of record of the Company may in accordance with its articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

DIRECTORS

44.

There shall be a Board consisting of a maximum of twelve (12) directors, subject to the Statute and these Articles (including but not limited to Article 7). The number of directors of Board shall not be changed without the written consent of holders of at least a majority of the issued and outstanding Preferred Shares (voting as one separate class on an as- converted basis). The Board shall meet (whether in person, telephonically, or otherwise) no less than once in each fiscal quarter, unless otherwise determined by the Board.

45.

The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. Subject to these Articles (including but not limited to Article 7), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

46.

Subject to these Articles (including but not limited to Article 7), a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

47.

Subject to these Articles (including but not limited to Article 7), a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director, an observer or officer of, or from his interest in, such other company.

48.

In addition to any further restrictions set forth in these Articles (including but not limited to Article 7), no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested; provided, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

49.

A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 48 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

50.

Any Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings of the Board or of any committee in the absence of the Director who appointed him and to vote or consent in place of such Director.

POWERS AND DUTIES OF DIRECTORS

51.

The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent with requirements set, from time to time by the Statute, or by these Articles (including but not limited to Article 7), or as may be prescribed by the Company in general meeting; provided, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and, provided further, that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Article 7(iii)(4) without the prior approval therein required.

52.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

53.

All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

54.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

55.

Subject to these Articles (including but not limited to Article 7), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

56.

Subject to these Articles (including but not limited to Article 7), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

57.	Subject to these Articles (including but not limited to Article 7):

(a)

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)

Subject to the preceding clause (b), the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

58.

Subject to these Articles (including but not limited to Article 7), the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Statute or these Articles) of the Directors present at a meeting at which there is a quorum, with each Director other than SUN Yun having one (1) vote and SUN Yun (so long as she acts as the Ordinary Director of the Board) having three (3) votes.

59.

A Director may, and the Secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least five (5) Business Days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided, that notice is given pursuant to Articles 87 – 91; provided further, that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors. The Company shall also cause that the agenda of the business to be transacted at the Board meeting and all relevant documents and materials to be circulated at or presented to the Board meeting are sent to all the Directors at least five (5) days before such Board meeting.

60.

Subject to Article 59, a Board meeting shall reach quorum only with the attendance of at least seven (7) Directors, including three (3) of the Preferred Directors and four (4) of the Ordinary Directors, provided that if such quorum is not present for a Board meeting within two (2) hours from the time for such Board meeting as appointed in the meeting notice of such Board meeting sent by the Company in accordance with Article 59 or if during such a Board meeting a quorum ceases to be present, then such Board meeting shall be adjourned for at least three (3) days at the same place or such other time and place as the Directors then present may determine, with notice delivered to all directors no less than two (2) days prior to the adjourned meeting. If such quorum is not present for an adjourned Board meeting within two (2) hours from the time for such adjourned Board meeting or if during such adjourned Board meeting a quorum ceases to be present, then such adjourned Board meeting shall be adjourned for at least three (3) days at the same place or such other time and place as the Directors then present may determine, with notice delivered to all directors no less than two (2) days prior to the second adjourned meeting. The number of the Directors attending such second adjourned Board shall constitute a quorum at such second adjourned Board meeting and questions arising at such second adjourned Board meeting shall be decided by a majority of the Directors present (subject always to Article 7). For the purposes of this Article a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

61.

Subject to Article 59, the continuing Directors may act notwithstanding any vacancy in their body. However, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Board meetings, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

62.

The Directors may elect a chairman of their Board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their numbers to be chairman of the meeting.

63.

Subject to these Articles (including but not limited to Article 7), the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles (including but not limited to Article 7). Any such committee created by the Board of Directors shall have seven (7) members, consisting of four (4) Ordinary Directors and three (3) Preferred Directors. The risk management committee created by the Board of Directors shall consist of two (2) Ordinary Directors, one (1) Preferred Director appointed by JD, one (1) Preferred Director appointed by Wacai Entity and one (1) Preferred Director appointed by Banyan Entities, Lingfeng Entity, Yi Capital and GX Entities. A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present (which shall include the affirmative vote of at least one Preferred Director).

64.

The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided, that a meeting of a Board or committee thereof shall not be valid if the Company does not make such means of participation reasonably available to the members thereof. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board shall be as valid and effectual as if it had been passed at a meeting of the Directors or such committee as the case may be duly convened and held.

65.

A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 39 – 42 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

66.

The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 67 or 68, as applicable.

APPOINTMENT AND REMOVAL OF DIRECTORS; OBSERVERS

67.

Unless otherwise indicated below, the Company shall have a Board consisting of up to twelve (12) directors. The Composition of the Board shall be determined as follows: (i) each of the top six (6) holders of the Preferred Shares constituting no less than 4% of the then total issued and outstanding Shares of the Company (calculated on an as-converted basis) (the “Minimal Stake”) shall be entitled to designate and remove one (1) director to serve on the Board (collectively the “Preferred Directors” and each a “Preferred Director”); (ii) the holders of a majority of all issued and outstanding Ordinary Shares of the Company shall be entitled to designate and remove five (5) directors to serve on the Board (collectively, the “Ordinary Directors” and each an “Ordinary Director”); (iii) if and only if the aggregate amount of the loan extended by JD and/or its Affiliates and any banks recommended or referred by JD or its Affiliates to the clients of the Group Companies by way of syndicated loans is no less than RMB500,000,000 and JD is a holder of the Minimal Stake, JD shall be entitled to designate and remove one (1) director to serve on the Board, which director shall also be a Preferred Director.

68.

Any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of such class or series of shares of the Company entitled to designate any individual to be elected as a Director of the Board pursuant to Article 67.

68A.

Each of Investors holding less than the Minimal Stake but no less than 2% of all issued and outstanding shares of the Company (calculated on a fully-diluted and as-converted basis) shall be entitled to designate a representative (collectively, the “Observers”, and each an “Observer”) to attend all meetings (whether in person, telephonic or other) of the Board, in a non-voting observer capacity and the Company shall provide to each Observer copies of all meeting notices, agendas, board materials, draft resolutions and other communications so distributed, provided, however, that each Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude the Observers from any meeting or portion thereof if the Company reasonably determines in good faith that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, result in a conflict of interest.

PRESUMPTION OF ASSENT

69.

A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

70.

The Company may, if the Directors so determine, have a Seal which shall, subject to this Article, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the Secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, Secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

71.

Subject to these Articles (including but not limited to Article 7), the Company may have a president, a Secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

72.

Subject to the Statute and the provisions of these Articles (including but not limited to Article 7), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company issued and outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

73.

Subject to the Statute and the provisions of these Articles (including but not limited to Article 7), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

74.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

75.

Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class issued and outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

76.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

77.

Subject to these Articles (including but not limited to Article 7), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

78.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

79.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

80.

Subject to these Articles (including but not limited to Article 7), upon the recommendation of the Board, the Members may by Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles (including but not limited to Article 7), the Directors may authorize any person to enter into, on behalf of all of the Members interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

BOOKS OF ACCOUNT

81.	The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company; and

(c)	The assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

82.

Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Company.

83.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

84.

Subject to these Articles (including but not limited to Article 7), the Board may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board.

85.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

86.

Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

NOTICES

87.

Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Member either personally or by sending it by next-day or second-day international courier service, fax, electronic mail or similar means to him or to his address as shown in the register of Members.

88.	(a)

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid.

(b)

Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

89.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

90.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it, subject to Articles 88 and 89, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

91.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)

every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

WINDING UP

92.	Subject to these Articles (including but not limited to Article 7), if the Company shall be wound up, any liquidator must be approved by a Special Resolution.

93.

If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Article 7(iii)(1); provided, that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY & INSURANCE

94.	(a)

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

(b)

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

(c)

Subject to these Articles (including but not limited to Article 7), the Company shall use its best efforts to purchase and maintain Directors’ and officers’ insurance from a carrier and in an amount as shall be agreed by the Board, provided, that such insurance coverage is available at commercially reasonable rates as determined by the Board, in relation to any person who is or was a Director or an officer of the Company, or who at the request of the Company is or was serving as a Director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under this Article 93.

FINANCIAL YEAR

95.

Subject to these Articles (including but not limited to Article 7), the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

TRANSFER BY WAY OF CONTINUATION

96.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of (i) a Special Resolution and (ii) the holders of a majority of the then issued and outstanding Series A Preferred Shares (voting as a separate class on an as-converted basis), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

DRAG-ALONG RIGHTS

97.

If (i) the Founder Holding Company and (ii) the holders of a majority of the then issued and outstanding Preferred Shares, approve a Liquidation Event, Share Sale or other sale of the Company, whether structured as a merger, reorganization, sale of all or substantially all of the assets of the Company, sale of Control of the Company (through a Share Sale or otherwise), and in each case, the valuation of the Company under such transactions shall have exceeded US$1,000,000,000 (the “Approved Sale” and each such Shareholder approving the Approved Sale, the “Drag Holder”), to any Person (the “Offeror”), then at the request of the Drag Holders, the Company shall promptly notify in writing each other holder of equity securities of the Company of such approval and the material terms and conditions of such proposed Approved Sale (the “Sale Notice”). For the avoidance of doubt, in all cases any exercise of rights pursuant to this Article 97 shall constitute a Liquidation Event. Upon the receipt of the Sale Notice, each holder of the equity securities shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(a)

sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its equity securities of the Company or the same percentage of its equity securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per equity security of the Company, may differ as between different classes of equity securities of the Company and provided further that some holders may be given the right or opportunity to exchange or roll a portion of their equity securities of the Company for equity securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of such holders;

(b)

vote all of its equity securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(c)	not exercise any dissenters’ or appraisal rights under applicable law with respect to such Approved Sale;

(d)

take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing stock held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

(e)

restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each such holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each such holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds paid to such holder in connection with such Approved Sale. Without limiting the foregoing sentence, no such holder who is not an employee or officer or controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares and enforceability of applicable agreements).

MERGERS AND CONSOLIDATIONS

98.

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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